Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182469

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 20, 2012

Preliminary Prospectus Supplement

(To Prospectus dated June 29, 2012)

$

American International Group, Inc.

    % Subordinated Notes due 2015

We are offering $        principal amount of our    % Subordinated Notes due 2015 (the “Subordinated Notes”). The Subordinated Notes will bear interest at the rate of    % per annum, accruing from August     , 2012 and payable semi-annually in arrears on each            and            , beginning on                    , 2013. The Subordinated Notes will mature on                     , 2015. The Subordinated Notes will be sold in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem some or all of the Subordinated Notes at any time at the redemption prices described under “Description of the Subordinated Notes — Optional Redemption.”

The Subordinated Notes will be unsecured obligations of AIG and will be expressly subordinated to all of our existing and future senior debt. In addition, the Subordinated Notes will be structurally subordinated to secured and unsecured debt of our subsidiaries, which is significant. The Subordinated Notes will rank senior to our existing and future junior subordinated notes. We do not intend to apply for listing of the Subordinated Notes on any securities exchange or for inclusion of the Subordinated Notes in any automated quotation system.

Purchasers of the Subordinated Notes in this offering will be deemed to consent to amendments to our existing replacement capital covenants as described under “Description of the Replacement Capital Covenants.”

Investing in the Subordinated Notes involves risks. Before investing in any Subordinated Notes offered hereby, you should consider carefully each of the risk factors set forth in “Risk Factors” beginning on page S-5 of this prospectus supplement, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and Item 1A. of Part I of AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the Subordinated Notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total

Initial public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to American International Group, Inc.		%	$

(1)    Plus interest accrued on the Subordinated Notes from August    , 2012, if any.

The underwriters expect to deliver the Subordinated Notes to investors through the book-entry facilities of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme, on or about August    , 2012.

Citigroup

Prospectus Supplement dated August    , 2012.

We are responsible only for the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any related free writing prospectus issued or authorized by us. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may give you. We are offering to sell the Subordinated Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference is accurate only as of the date on the front of those documents, regardless of the time of delivery of those documents or any sale of the Subordinated Notes.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering. The second part is the accompanying prospectus, which provides very limited information regarding AIG’s subordinated debt securities and junior subordinated debentures, the latter of which does not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein as described under the heading “Where You Can Find More Information” in this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “AIG,” “we,” “us,” “our” or similar references mean American International Group, Inc. and not its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. The information contained in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference herein is only accurate as of their respective dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus and other publicly available documents, including the documents incorporated herein by reference, may include, and AIG’s officers and representatives may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements may include statements preceded by, followed by or including words such as “believe,” “anticipate,” expect,” “intend,” “plan,” “view,” “target” or “estimate”. These projections, goals, assumptions and statements may address, among other things:

•	the timing of the disposition of the ownership position of the United States Department of the Treasury (“Treasury”) in AIG;

•	the monetization of AIG’s interests in International Lease Finance Corporation (“ILFC”);

•	AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers and sovereign bond issuers;

•	AIG’s exposure to European governments and European financial institutions;

•	AIG’s strategy for risk management;

•	AIG’s ability to retain and motivate its employees;

•	AIG’s generation of deployable capital;

•	AIG’s return on equity and earnings per share long-term aspirational goals;

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•	AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses;

•	AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and

•	the revenues and combined ratios of AIG’s subsidiaries.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	actions by credit rating agencies;

•	changes in market conditions;

•	the occurrence of catastrophic events;

•	significant legal proceedings;

•	the timing of, and the applicable requirements of, any new regulatory framework to which AIG becomes subject;

•	concentrations in AIG’s investment portfolios, including its municipal bond portfolio;

•	judgments concerning casualty insurance underwriting and reserves;

•	judgments concerning the recognition of deferred tax assets;

•	judgments concerning deferred policy acquisition costs recoverability;

•	judgments concerning the recoverability of aircraft values in ILFC’s fleet; and

•

such other factors as are discussed throughout the “Risk Factors” section of this prospectus supplement, discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, and in Part I, Item 1A. Risk Factors and discussed throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of AIG’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by Amendment No. 1 and Amendment No. 2 on Form 10-K/A filed on February 27, 2012 and March 30, 2012, respectively (collectively, the “Annual Report on Form 10-K”) and throughout Exhibit 99.2, Management’s Discussion and Analysis of Financial Condition and Results of Operations of AIG’s Current Report on Form 8-K dated May 4, 2012.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Unless the context otherwise requires, the term “AIG” in this “Cautionary Statement Regarding Forward-Looking Information” section means American International Group, Inc. and its consolidated subsidiaries.

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WHERE YOU CAN FIND MORE INFORMATION

AIG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. publicly listed company. You may read and copy any document AIG files at the SEC’s public reference room in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AIG’s SEC filings are also available to the public through:

•	The SEC’s website at www.sec.gov; and

•	The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

AIG’s common stock is listed on the NYSE and trades under the symbol “AIG.”

AIG has filed with the SEC a registration statement on Form S-3 relating to the Subordinated Notes. This prospectus supplement is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.

The SEC allows AIG to “incorporate by reference” the information AIG files with the SEC (other than information that is deemed “furnished” to the SEC) which means that AIG can disclose important information to you by referring to those documents, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus supplement. AIG incorporates by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until all the securities to which this prospectus supplement relates are sold or the offering is otherwise terminated (except for information in these documents or filings that is deemed “furnished” to the SEC):

(1)        Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 23, 2012, Amendment No. 1 on Form 10-K/A filed on February 27, 2012 and Amendment No. 2 on Form 10-K/A filed on March 30, 2012.

(2)        Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 3, 2012 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 filed on August 2, 2012.

(3)        The definitive proxy statement on Schedule 14A filed on April 5, 2012.

(4)        Current Reports on Form 8-K filed on January 11, 2012, February 23, 2012, March 5, 2012, March 6, 2012, March 8, 2012, March 13, 2012, March 13, 2012, March 22, 2012, March 22, 2012, April 10, 2012, May 3, 2012, May 4, 2012, May 10, 2012, May 10, 2012, May 16, 2012, May 24, 2012, June 21, 2012, June 29, 2012, July 11, 2012, August 2, 2012, August 8, 2012 and August 20, 2012.

AIG will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus

S-iv

supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Investor Relations Department, 180 Maiden Lane, New York, New York 10038, telephone 212-770-6293, or you may obtain them from AIG’s corporate website at www.aig.com. Except for the documents specifically incorporated by reference into this prospectus supplement, information contained on AIG’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus supplement. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

S-v

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus, or information incorporated by reference herein. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Subordinated Notes. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this prospectus supplement, Part II, Item 1A. of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and Part I, Item 1A. of AIG’s Annual Report on Form 10-K for the year ended December 31, 2011, and the documents incorporated by reference herein, which are described above under “Where You Can Find More Information.”

American International Group, Inc.

AIG, a Delaware corporation, is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG’s principal executive offices are located at 180 Maiden Lane, New York, New York 10038, and its main telephone number is (212) 770-7000. AIG’s internet address for its corporate website is www.aig.com. Except for the documents referred to under “Where You Can Find More Information” in this prospectus supplement which are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on AIG’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus supplement or the accompanying prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

Recent Developments

On August 8, 2012, as part of the sale by Treasury of approximately $5.7 billion of AIG common stock in a registered offering, AIG purchased approximately $3.0 billion of its common stock. As a result of Treasury’s sale and AIG’s purchase, Treasury owned approximately 53 percent of AIG’s outstanding common stock as of August 8, 2012. AIG initially funded the purchase of shares from cash and short-term investments. AIG’s Direct Investment Book (“DIB”) has received substantial distributions from Maiden Lane III subsequent to June 30, 2012. DIB liquidity of $5 billion, the amount in excess of that AIG believes is necessary to meet all of the DIB’s maturing liabilities even in stress scenarios without having to liquidate DIB assets or rely on additional liquidity from AIG, has been allocated from the DIB to AIG.

Summary of the Offering

The following summary contains basic information about the Subordinated Notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the Subordinated Notes, please refer to the section entitled “Description of the Subordinated Notes” in this prospectus supplement.

Issuer	American International Group, Inc.

Securities Offered	$ principal amount of % Subordinated Notes due 2015 (the “Subordinated Notes”)

Maturity Date	The Subordinated Notes will mature on , 2015.

Interest Rate and Payment Dates	The Subordinated Notes will bear interest at the rate of % per annum payable semi-annually in arrears on each and , beginning on , 2013, and ending at maturity.

Form and Denomination	The Subordinated Notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking	The Subordinated Notes will be unsecured obligations of American International Group, Inc. and will be expressly subordinated to all of our existing and future senior debt. In addition, the Subordinated Notes will be structurally subordinated to secured and unsecured debt of our subsidiaries, which is significant. The Subordinated Notes will rank senior to our existing and future junior subordinated notes.

Optional Redemption	We may redeem the Subordinated Notes, in whole or in part, at any time at our option prior to maturity at a price equal to the greater of (i) the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Subordinated Notes to be redeemed discounted to the date of redemption as described on page S-12 under “Description of the Subordinated Notes — Optional Redemption,” plus, in each case, accrued and unpaid interest to but excluding the date of the redemption.

Covenants	The terms of the Subordinated Notes will contain only very limited protections for holders of the Subordinated Notes. In particular, the Subordinated Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	engage in a change of control transaction;

•	issue debt securities or otherwise incur additional indebtedness or other obligations ranking senior to or pari passu with the Subordinated Notes;

•	purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the Subordinated Notes;

•	sell assets;

•	enter into transactions with related parties including Treasury; or

•	conduct other similar transactions that may adversely affect the holders of the Subordinated Notes.

Use of Proceeds	Net proceeds to us will be approximately $ after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the proceeds of this offering for general corporate purposes. See “Use of Proceeds.”

Further Issuances	We may create and issue further notes ranking equally and ratably with the Subordinated Notes in all respects, on the same terms and conditions (except that the issue price and issue date may vary), so that such further notes will constitute and form a single series with the Subordinated Notes being offered by this prospectus supplement.

Listing	We are not applying to list the Subordinated Notes on any securities exchange or to include the Subordinated Notes in any automated quotation system.

Trustee and Paying Agent	The trustee and paying agent for the Subordinated Notes is The Bank of New York Mellon.

Governing Law	The Subordinated Notes and the indenture and the supplemental indenture under which the Subordinated Notes are being issued will be governed by the laws of the State of New York.

Risk Factors	Investing in the Subordinated Notes involves risks. You should consider carefully all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. In particular, before purchasing any Subordinated Notes, you should consider carefully the specific risk factors described in “Risk Factors” beginning on page S-5 of this prospectus supplement, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and Item 1A. of Part I of AIG’s Annual Report on Form 10-K for the year ended December 31, 2011.

Consent to Amend the Existing Replacement Capital Covenants

The supplemental indenture governing the Subordinated Notes will provide that the holders of the Subordinated Notes as of the date of the issuance of the Subordinated Notes, as holders of the then-effective series of “covered debt” under our eight existing replacement capital covenants, which we describe under “Description of the Replacement Capital Covenants” below, irrevocably consent to certain amendments to each of those replacement capital covenants, effective as of the issuance of the Subordinated Notes, the date on which the

Subordinated Notes will become “covered debt” under each of those replacement capital covenants. The Subordinated Notes will cease to be “covered debt” beginning two years prior to the stated maturity of the Subordinated Notes or, under certain circumstances, earlier.

New Replacement Capital Covenants	We will enter into new replacement capital covenants for the initial benefit of the holders of the Subordinated Notes, effective as of the issuance of the Subordinated Notes, in connection with our 5.75% Series A-2 Junior Subordinated Debentures and our 4.875% Series A-3 Junior Subordinated Debentures. See “Description of the Replacement Capital Covenants.”

RISK FACTORS

An investment in the Subordinated Notes involves certain risks. Before purchasing any Subordinated Notes, you should carefully consider the risks described below and in Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and Item 1A. of Part I of AIG’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as other information included, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. Events relating to any of the following risks, or other risks and uncertainties, could seriously harm our business, financial condition and results of operations. In such a case, the trading value of the Subordinated Notes could decline, or we may be unable to meet our obligations under the Subordinated Notes, which in turn could cause you to lose all or part of your investment.

Your rights to receive payments on the Subordinated Notes are junior to our existing and future secured or senior debt.

Our obligations under the Subordinated Notes will be unsecured and will rank junior in right of payment to our existing and future senior debt, as described in “Description of the Subordinated Notes — Subordination.”

Under the indenture pursuant to which the Subordinated Notes will be issued, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets, the senior debt will be entitled to receive payment in full before the holders of the Subordinated Notes of all amounts due or to become due on the senior debt (or provision for such payment satisfactory to the senior debt holders has been made).

The indenture provides that we will not be able to make payments on the Subordinated Notes: (a) in the event and during the continuation of any default in the payment of any payment due on senior debt beyond the applicable grace period, unless the default has been cured or waived or ceases to exist and any related acceleration has been rescinded, (b) in the event that any default with respect to senior debt has occurred and is continuing and that 60 days have passed following due notice of default, permitting the holders of senior debt (or the trustee on their behalf) to accelerate maturity, unless the event of default has been cured or waived or ceases to exist and any related acceleration has been rescinded and (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default of the senior debt.

The indenture also provides that if the maturity of the Subordinated Notes is accelerated, then before the holders of the Subordinated Notes receive any payment, the holders of senior debt will be entitled to receive payment in full of all amounts due or to become due on the senior debt (or to have provision made for such payment in cash or cash equivalents), including any payment which may be payable by reason of the payment of any other indebtedness being subordinated to the Subordinated Notes.

As a result, we cannot assure you that in any such event sufficient assets would remain to make any payments on the Subordinated Notes. In addition, the Subordinated Notes are also effectively subordinated to all of our secured debt to the extent of the assets securing such indebtedness. As of June 30, 2012, our short- and long-term debt ranking senior to the Subordinated Notes upon liquidation, on an unconsolidated basis, totaled approximately $38.2 billion. The indenture governing the Subordinated Notes does not limit the amount of senior debt or secured obligations that we may incur. For more information on the subordination of payments under the Subordinated Notes, see “Description of the Subordinated Notes — Subordination.”

We and our subsidiaries have significant leverage and debt obligations, payments on the Subordinated Notes will depend on receipt of dividends and distributions from our subsidiaries, and the Subordinated Notes will be structurally subordinated to the existing and future indebtedness of our subsidiaries.

We are a holding company and we conduct substantially all of our operations through subsidiaries. We are also permitted, subject to certain restrictions under our existing indebtedness, to obtain additional long-term debt and working capital lines of credit to meet future financing needs. This would have the effect of increasing our total leverage. Furthermore, the indenture relating to the Subordinated Notes does not prohibit us or our subsidiaries from incurring additional secured or unsecured indebtedness. As of June 30, 2012, after giving effect to the offering of the Subordinated Notes, we would have had approximately $         billion of consolidated debt (including approximately $26.4 billion of subsidiary debt obligations not guaranteed by us).

We depend on dividends, distributions and other payments from our subsidiaries to fund payments on the Subordinated Notes. Further, the majority of our investments are held by our regulated subsidiaries. Our subsidiaries may be limited in their ability to make dividend payments or advance funds to us in the future because of the need to support their own capital levels.

Our right to participate in any distribution of assets from any subsidiary upon the subsidiary’s liquidation or otherwise is subject to the prior claims of any preferred equity interest holders and creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. To the extent that we are a creditor of a subsidiary, our claims would be subordinated to any security interest in the assets of that subsidiary and/or any indebtedness of that subsidiary senior to that held by us. As a result, the Subordinated Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. You should look only to our assets as the source of payment for the Subordinated Notes, and not those of our subsidiaries.

Treasury is our controlling shareholder and may have interests inconsistent with the holders of the Subordinated Notes.

As of August 8, 2012, Treasury held approximately 53% of our outstanding shares. Treasury is able, to the extent permitted by law, to control a vote of our shareholders on substantially all matters, including:

•	approval of mergers or other business combinations;

•	a sale of all or substantially all of our assets;

•	amendments to our restated certificate of incorporation; and

•	other matters that might be favorable to Treasury, but not to our other shareholders or the holders of the Subordinated Notes.

The interests of Treasury may not be the same as those of the holders of the Subordinated Notes. Treasury may take actions to protect its interests that adversely affect the interest of the holders of the Subordinated Notes.

Treasury may also, subject to applicable securities laws and applicable transfer restrictions, transfer all, or a portion of, our common stock to another person or entity and, in the event of such a transfer, that person or entity could become our controlling shareholder. The terms of the Subordinated Notes do not prevent Treasury from transferring control of us to another person. See “— The terms of the Subordinated Notes contain only very limited protection for holders of the Subordinated Notes” for a further discussion of the limited protection provided to holders of the Subordinated Notes.

The terms of the Subordinated Notes contain only very limited protection for holders of the Subordinated Notes.

The indenture under which the Subordinated Notes will be issued and the terms of the Subordinated Notes offer only very limited protection to holders of the Subordinated Notes. In particular, the terms of the indenture and the Subordinated Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	engage in a change of control transaction;

•	issue debt securities or otherwise incur additional indebtedness or other obligations ranking senior to or pari passu with the Subordinated Notes;

•	purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the Subordinated Notes;

•	sell assets; or

•	enter into transactions with related parties, including Treasury.

Furthermore, the terms of the indenture and the Subordinated Notes will not protect holders of the Subordinated Notes in the event that we experience changes (including significant adverse changes) in our financial condition or results of operations, as they will not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity. In addition, the Subordinated Notes do not provide for a step-up in interest on, or any other protection against, a decline in our credit ratings.

Our ability to incur additional debt and take a number of other actions that are not limited by the terms of the indenture or the Subordinated Notes could negatively affect the value of the Subordinated Notes.

The trading market for the Subordinated Notes may be limited and you may be unable to sell your Subordinated Notes at a price that you deem sufficient.

The Subordinated Notes being offered by this prospectus supplement are a new issue of securities for which there is currently no active trading market. We do not intend to list the Subordinated Notes on any securities exchange or include the Subordinated Notes in any automated quotation system. The underwriters currently intend, but are not obligated, to make a market for the Subordinated Notes. As a result, an active trading market may not develop for any series of the Subordinated Notes, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your Subordinated Notes at their fair market value or at all.

Whether or not a trading market for the Subordinated Notes develops, neither we nor the underwriters can provide any assurance about the market price of the Subordinated Notes. Several factors, many of which are beyond our control, might influence the market value of the Subordinated Notes, including:

•	actions by Treasury;

•	our creditworthiness and financial condition;

•	actions by credit rating agencies;

•	the market for similar securities;

•	prevailing interest rates; and

•

economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we are doing business, and the financial markets generally, such as adverse European economic and financial conditions related to sovereign debt issues in certain countries, and concerns regarding the European Union or geopolitical or military crises.

Financial market conditions and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of one or more series of the Subordinated Notes.

As a result of one or more of those factors, Subordinated Notes that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to the price that the investor paid for such Subordinated Notes.

There are potential conflicts of interest between investors in the Subordinated Notes and the quotation agent.

AIG Markets, Inc., our subsidiary, will serve as the quotation agent in connection with any redemption of the Subordinated Notes. The quotation agent will determine the redemption price of the Subordinated Notes. The quotation agent will exercise discretion and judgment in performing this duty. Absent manifest error, all determinations by the quotation agent will be final and binding on investors, without any liability on our part. The exercise of this discretion by the quotation agent could adversely affect the redemption price of the Subordinated Notes. Investors will not be entitled to any compensation from us for any loss suffered as a result of any determinations by the quotation agent, even though the quotation agent may have a conflict of interest at the time of such determinations.

If we cannot maintain our current credit and financial strength ratings, it could have an adverse effect on our business, financial condition, results of operations and liquidity.

Adverse ratings actions regarding our long-term debt ratings by the major rating agencies would require us to post additional collateral payments pursuant to, and/or permit the termination of, derivative transactions to which we and AIG Financial Products Corp. and AIG Trading Group Inc. and their respective subsidiaries (collectively, “AIGFP”) are a party, which could adversely affect our business, our consolidated results of operations in a reporting period or our liquidity. Credit ratings estimate a company’s ability to meet its obligations and may directly affect the cost and availability to that company of financing. In the event of further downgrades of two notches to our long-term senior debt ratings, as of June 30, 2012, we and AIGFP would be required to post additional collateral of approximately $230 million, and certain of our and AIGFP’s counterparties would be permitted to elect early termination of contracts.

USE OF PROCEEDS

The net proceeds to us from the sale of the Subordinated Notes, after deduction of underwriting discounts and commissions and estimated offering expenses payable by us, are anticipated to be approximately $        . AIG expects to use the proceeds of this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of June 30, 2012:

•	on an actual basis;

•	as adjusted to give effect to the offering of the Subordinated Notes, see “Use of Proceeds;” and

•	does not reflect other transactions subsequent to June 30, 2012, including the purchase by AIG of approximately $3 billion of its common stock as described under “Summary — Recent Developments.”

You should read the information in this table together with our consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which is incorporated by reference in this prospectus supplement.

	At June 30, 2012
	Actual	As Adjusted for the Issuance of the Subordinated Notes
	(In millions, except share data)
Cash	$1,232	$

Debt:
Debt issued or guaranteed by AIG
Subordinated Notes	-
Other notes and bonds payable	14,253		14,253
Junior Subordinated Debt	9,303		9,303
Other	1,567		1,567
Borrowings supported by assets:
MIP notes payable	9,383		9,383
Series AIGFP matched notes and bonds payable	3,613		3,613
Other	9,404		9,404
Debt not guaranteed by AIG:
International Lease Finance Corporation	24,228		24,228
Other	2,146		2,146

Total debt	73,897

Shareholders’ equity:
Common stock, $2.50 par value; 5,000,000,000 shares authorized; shares issued: 1,906,612,666	4,766		4,766
Treasury stock, at cost; 178,142,848 shares of common stock	(5,926)		(5,926)
Additional paid-in capital	81,764		81,764
Retained earnings	16,314		16,314
Accumulated other comprehensive income	7,791		7,791

Total AIG shareholders’ equity	104,709		104,709
Non-redeemable noncontrolling interests	820		820

Total equity	105,529		105,529

Total capitalization	$179,426	$

DESCRIPTION OF THE SUBORDINATED NOTES

In this section, references to “holders” mean those who own Subordinated Notes registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in Subordinated Notes registered in street name or in Subordinated Notes issued in book-entry form through one or more depositaries. When we refer to “you” in this prospectus supplement, we mean all purchasers of the securities being offered by this prospectus supplement, whether they are the holders or only indirect owners of those securities. Owners of beneficial interests in the Subordinated Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” of this prospectus supplement.

The Subordinated Notes will be governed by a subordinated debt indenture to be entered into between AIG and The Bank of New York Mellon, as trustee. The indenture, as supplemented by the supplemental indenture governing the Subordinated Notes, is referred to as the “Indenture” in this prospectus supplement. The Indenture and its associated documents contain the full legal text of the matters described in this section. The form of indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part, and the supplemental indenture will be filed as an exhibit to our Current Report on Form 8-K relating to this offering. See “Where You Can Find More Information” above for information on how to obtain copies of these documents.

Because this section is a summary, it does not describe every aspect of the Subordinated Notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. In this summary, we describe the meaning of only some of the more important terms of the Indenture. For your convenience, we also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus supplement, those sections or defined terms are incorporated by reference herein. You must look to the Indenture for the most complete description of what we describe in summary form in this prospectus supplement.

General

The Subordinated Notes will be issued in fully registered form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will be represented by global securities (as defined below) registered in the name of The Depository Trust Company (“DTC”) or its nominee.

The Subordinated Notes will be unsecured and subordinated obligations of AIG and will rank junior to all of our other existing and future secured or senior debt. The Subordinated Notes will be structurally subordinated to all future and existing obligations of our subsidiaries, which is significant. See “Risk Factors — We and our subsidiaries have significant leverage and debt obligations, payments on the Subordinated Notes will depend on receipt of dividends and distributions from our subsidiaries, and the Subordinated Notes will be structurally subordinated to the existing and future indebtedness of our subsidiaries” in this prospectus supplement for additional information on this risk.

The Subordinated Notes will be issued in an aggregate principal amount of $        . We may, without the consent of the holders of the Subordinated Notes, increase the principal amount of the Subordinated Notes by issuing additional notes on the same terms and conditions (except that the issue price and issue date may vary) and with the same CUSIP number, ISIN and common code as the Subordinated Notes being offered by this prospectus supplement. The Subordinated Notes being offered by this prospectus supplement and any additional subordinated notes would rank equally and ratably and would be treated as a single class for all purposes of the Indenture.

The Subordinated Notes will mature on                     , 2015. Principal of and interest on the Subordinated Notes will be payable, and the Subordinated Notes will be exchangeable and transferable, at our office or agency in The City of New York, which initially will be the corporate trust office of the trustee currently located at 101 Barclay Street, New York, New York 10286. No service charge will be made for any registration of transfer or exchange of the Subordinated Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

The Subordinated Notes do not provide for any sinking fund or permit holders to require us to repurchase the Subordinated Notes.

For so long as the Subordinated Notes are in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. We may issue definitive Subordinated Notes in the limited circumstances set forth in “Legal Ownership and Book-Entry Issuance — Special Situations When the Global Security Will Be Terminated” below.

“Business Day” for the purposes of the Subordinated Notes means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

Interest

The Subordinated Notes will bear interest at the rate of     % per annum, payable semi-annually in arrears on each              and             , commencing on                     , 2013, to holders of record on the immediately preceding              and             . Interest on the Subordinated Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. On the maturity date of the Subordinated Notes, holders will be entitled to receive 100% of the principal amount of the Subordinated Notes plus accrued and unpaid interest, if any. If any interest payment date or the maturity date of the Subordinated Notes falls on a day that is not a Business Day, we will make the required payment on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Optional Redemption

We will have the right to redeem the Subordinated Notes, in whole or in part, at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Subordinated Notes to be redeemed; or

•

as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date, on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the adjusted treasury rate, plus              basis points,

plus, in either case, accrued and unpaid interest thereon to the date of redemption.

The definitions of certain terms used in the paragraph above are listed below.

“Adjusted treasury rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the Subordinated Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Subordinated Notes.

“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

“Quotation agent” means AIG Markets, Inc. or any other firm appointed by us, acting as quotation agent. AIG Markets, Inc. is our affiliate.

“Reference treasury dealer” means (1) Citigroup Global Markets Inc. and its successors, provided, however, that if any of them ceases to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer; and (2) any other primary treasury dealer selected by the quotation agent after consultation with us.

“Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 3:30 p.m. on the third Business Day preceding such redemption date.

All calculations made by the quotation agent for the purposes of calculating the redemption price of the Notes shall be conclusive and binding on the holders of the Notes, the trustee and us, absent manifest error. See “Risk Factors — There are potential conflicts of interest between investors in the Subordinated Notes and the quotation agent.”

If less than all of the Subordinated Notes are to be redeemed at any time, selection of the Subordinated Notes for redemption will be made by the trustee on a pro rata basis, by lot or by such method as the trustee in accordance with the procedures of DTC deems fair and appropriate, provided that the Subordinated Notes with a principal amount of $2,000 will not be redeemed in part.

We will give to DTC a notice of redemption at least 30 but not more than 60 days before the redemption date. If the Subordinated Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed. A new Subordinated Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Subordinated Note. Notice by DTC to its participants and by participants to “street name” holders of indirect interests in the Subordinated Notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. The redemption may be conditioned upon the occurrence of one or more conditions precedent.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Subordinated Notes or portions thereof called for redemption. If a redemption date falls on a day that is not a Business Day, we will make the required payment on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Subordination

Holders of Subordinated Notes should recognize that contractual provisions in the Indenture may prohibit us from making payments on the Subordinated Notes. The Subordinated Notes are subordinate and junior in right of payment, to the extent and in the manner stated in the Indenture, to all of our senior debt, as defined in the Indenture.

The Indenture defines “senior debt” as all indebtedness and obligations of, or guaranteed or assumed by, us that are for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, or represent obligations to policyholders of insurance or investment contracts, whether existing now or in the future, and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior debt excludes subordinated debt securities issued under the Indenture and any other indebtedness or obligations that are specifically designated as being subordinate, or not superior, in right of payment to subordinated debt securities issued under the Indenture. The Indenture does not restrict or limit in any way our ability to incur senior debt. As of June 30, 2012, we had approximately $38.2 billion of outstanding senior debt.

Under the Indenture, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets, the senior debt will be entitled to receive payment in full before the holders of the Subordinated Notes of all amounts due or to become due on the senior debt (or provision for such payment satisfactory to the senior debt holders has been made).

The Indenture provides that we will not be able to make payments on the Subordinated Notes: (a) in the event and during the continuation of any default in the payment of any payment due on senior debt beyond the applicable grace period, unless the default has been cured or waived or ceases to exist and any related acceleration has been rescinded, (b) in the event that any default with respect to senior debt has occurred and is continuing and that 60 days have passed following due notice of default, permitting the holders of senior debt (or the trustee on their behalf) to accelerate maturity, unless the event of default has been cured or waived or ceases to exist and any related acceleration has been rescinded and (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default of the senior debt.

The Indenture also provides that if the maturity of the Subordinated Notes is accelerated, then before the holders of the Subordinated Notes receive any payment, the holders of senior debt will be entitled to receive payment in full of all amounts due or to become due on the senior debt (or to have provision made for such payment in cash or cash equivalents), including any payment which may be payable by reason of the payment of any other indebtedness being subordinated to the Subordinated Notes.

If the trustee under the Indenture or any holders of the Subordinated Notes receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the Subordinated Notes, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the Indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The Indenture allows the holders of senior debt to obtain a court order requiring us and any holder of Subordinated Notes to comply with the subordination provisions.

The Subordinated Notes will also be structurally subordinated to secured and unsecured debt of our subsidiaries, which is significant. The Subordinated Notes will rank senior to our existing and future junior subordinated notes. The Subordinated Notes will rank pari passu with any future issuances of parity securities. There are currently no outstanding parity securities.

The Indenture

The Subordinated Notes will be governed by a subordinated debt indenture to be entered into between AIG and The Bank of New York Mellon, as trustee. The trustee has two main roles:

1.        The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the Indenture or the subordinated debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under “— Events of Default — Remedies If an Event of Default Occurs.”

2.        The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s subordinated debt securities to a new buyer if a holder sells.

We may issue as many distinct series of subordinated debt securities under the Indenture as we wish. The provisions of the Indenture allow us not only to issue subordinated debt securities with terms different from those previously issued under the Indenture, but also to “reopen” a previous issue of a series of subordinated debt securities and issue additional subordinated debt securities of that series. We may issue subordinated debt securities in amounts that exceed the total amount specified on the cover of this prospectus supplement at any time without your consent and without notifying you. In addition we may offer debt securities, including debt securities that rank senior to the Subordinated Notes, together with other debt securities, warrants, purchase contracts, junior subordinated debentures, preferred stock or common stock in the form of units.

Form, Exchange and Transfer

Because the Subordinated Notes will be issued as a registered global debt security, only the depositary, DTC, will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the Subordinated Notes. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry procedures below under “Legal Ownership and Book-Entry Issuance.”

The Indenture provides that holders may have their Subordinated Notes broken into more Subordinated Notes of smaller denominations of not less than $1,000 or combined into fewer Subordinated Notes of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

Holders may exchange or transfer Subordinated Notes at the office of the trustee. They may also replace lost, stolen or mutilated Subordinated Notes at that office. The trustee acts as our agent for registering Subordinated Notes in the names of holders and transferring Subordinated Notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 305) The trustee’s agent may require an indemnity before replacing any Subordinated Notes.

Holders will not be required to pay a service charge to transfer or exchange Subordinated Notes, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

Because the Subordinated Notes are redeemable, under the Indenture, if we redeem less than all of the Subordinated Notes, we may block the transfer or exchange of Subordinated Notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of Subordinated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Subordinated Notes being partially redeemed. (Section 305)

The Subordinated Notes are not convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property.

Payment and Paying Agent

We will pay interest to the person listed in the trustee’s records at the close of business on the record date set forth above under “— Interest” in advance of each due date for interest, even if that person no longer owns the Subordinated Notes on the interest due date. (Section 307) Holders buying and selling Subordinated Notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the Subordinated Notes to pro-rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

The paying agent for the Subordinated Notes will initially be the indenture trustee. We will pay interest, principal and any other money due on the Subordinated Notes at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

AS A BOOK-ENTRY HOLDER, YOU SHOULD CONSULT YOUR BANK, BROKER OR OTHER FINANCIAL INSTITUTION FOR INFORMATION ON HOW YOU WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify the trustee of changes in the paying agents for the Subordinated Notes. (Section 1002)

Notices

We and the trustee will send notices regarding the Subordinated Notes only to holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106) With respect to who is a legal “holder” for this purpose, see “Legal Ownership and Book-Entry Issuance.”

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, holders may look to us for payment and not to the trustee or any other paying agent. (Section 1003)

Special Situations

Mergers and Similar Transactions

Under the Indenture, we are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm. However, we may not take any of these actions unless all the following conditions are met:

•

When we merge out of existence or sell or lease substantially all of our assets, the other firm may not be organized under a foreign country’s laws, that is, it must be a corporation, partnership or trust organized under the laws of a state of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the Subordinated Notes.

•

The merger, sale of assets or other transaction must not cause a default on the Subordinated Notes, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•

We must deliver to the trustee an officers’ certificate and a legal opinion of our counsel confirming that the consolidation, merger, conveyance, transfer or lease complies with the above conditions. (Section 801)

If the conditions described above are satisfied with respect to the Subordinated Notes, we will not need to obtain the approval of the holders of the Subordinated Notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets. It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of our Subordinated Notes, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Subordinated Notes

There are four types of changes we can make to the Indenture and the Subordinated Notes.

Changes Requiring Approval of All Holders. First, there are changes that cannot be made to the Indenture or the Subordinated Notes without specific approval of each holder of Subordinated Notes:

•	change the stated maturity of the principal or interest on the Subordinated Notes;

•	reduce any amounts due on the Subordinated Notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the Subordinated Notes following a default;

•	change the currency of payment on the Subordinated Notes;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of Subordinated Notes whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of Subordinated Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the Indenture and the Subordinated Notes is the kind that requires a vote in favor by holders of the Subordinated Notes owning not less than a majority of the principal amount of Subordinated Notes. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the Subordinated Notes. (Section 901) We may also obtain a waiver of a past default from the holders of the Subordinated Notes. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the Subordinated Notes listed in the first category described above under “— Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change to the Indenture and the Subordinated Notes does not require any vote by holders of the Subordinated Notes. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the Subordinated Notes. (Section 901)

Modification of Subordination Provisions. We may not modify the subordination provisions of the Indenture in a manner that would adversely affect in any material respect the Subordinated Notes without the consent of the holders of a majority of the principal amount of the Subordinated Notes. Also, we may not modify the subordination provisions of the Subordinated Notes without the consent of each holder of our senior debt that would be adversely affected thereby. The term “senior debt” is defined above under “— Subordination.”

Further Details Concerning Voting. Subordinated Notes will not be considered outstanding, and therefore not eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for the holders money for the payment or redemption of the Subordinated Notes. Subordinated Notes will also not be eligible to vote if they have been fully defeased as described below under “— Defeasance — Full Defeasance.” (Section 1302)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Subordinated Notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of the Subordinated Notes, that vote or action may be taken only by persons who are holders of outstanding securities of Subordinated Notes on the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. (Section 104)

AS A BOOK-ENTRY HOLDER, YOU SHOULD CONSULT YOUR BANK, BROKER OR OTHER FINANCIAL INSTITUTION FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE SUBORDINATED NOTES OR REQUEST A WAIVER.

Covenants

The Indenture or the Subordinated Notes do not contain other provisions that afford holders of Subordinated Notes protection in the event we:

•	engage in a change of control transaction;

•	issue debt securities or otherwise incur additional indebtedness or other obligations ranking senior to or pari passu with the Subordinated Notes;

•	purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the Subordinated Notes;

•	sell assets;

•	enter into transactions with related parties, including Treasury; or

•	conduct other similar transaction that may adversely affect the holders of the Subordinated Notes.

See “Risk Factors — The terms of the Subordinated Notes contain only very limited protection for holders of the Subordinated Notes” for a further discussion of the limited protections provided to holders of the Subordinated Notes.

Defeasance

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the Subordinated Notes, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

•

We must deposit in trust for the benefit of all holders of the Subordinated Notes a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the Subordinated Notes on their various due dates.

•

There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on the Subordinated Notes any differently than if we did not make the deposit and just repaid the Subordinated Notes ourselves. (Under current federal tax law, the deposit and our legal release from the obligations pursuant to the Subordinated Notes would be treated as though we took back your Subordinated Notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the Subordinated Notes you give back to us.)

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

•

No event or condition may exist that, under the provisions described under “— Subordination” above, would prevent us from making payments of principal, premium or interest on those Subordinated Notes on the date of the deposit referred to above or during the 90 days after that date. (Sections 1302 and 1304)

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the Subordinated Notes. You could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from some of the restrictive covenants under the Indenture. This is called covenant defeasance. In that event, you would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the Subordinated Notes. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for the benefit of all holders of the Subordinated Notes a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the Subordinated Notes on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the Subordinated Notes any differently than if we did not make the deposit and just repaid the Subordinated Notes ourselves.

If we accomplish covenant defeasance, certain provisions of the Indenture and the Subordinated Notes would no longer apply:

•	Covenants applicable to the Subordinated Notes.

•	Any events of default relating to breach of those covenants.

If we accomplish covenant defeasance, you can still look to us for repayment of the Subordinated Notes if there is a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the Subordinated Notes become immediately due and payable, there may be such a shortfall. (Section 1303)

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term “Event of Default” means any of the following:

•	We do not pay the principal of or any premium on the Subordinated Notes within 5 days of its due date.

•	We do not pay interest on the Subordinated Notes within 30 days of its due date.

•

We remain in breach of any covenant or warranty of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of Subordinated Notes.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur. (Section 501)

Remedies If an Event of Default Occurs. All remedies available upon the occurrence of an event of default under the Indenture will be subject to the restrictions on the Subordinated Notes described above under “— Subordination.” If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the Indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the Subordinated Notes may declare the entire principal amount of the then outstanding Subordinated Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the Subordinated Notes. (Section 502)

Except in cases of default, where the trustee has the special duties described above, the trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability called an indemnity. (Section 603) If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding Subordinated Notes and any other relevant series of subordinated debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the Indenture. (Section 512).

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Subordinated Notes the following must occur:

•	A holder of the Subordinated Notes must give the trustee written notice that an event of default has occurred and remains uncured;

•

The holders of 25% in principal amount of all outstanding Subordinated Notes must make a written request that the trustee take action because of the default, and they must offer indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities of taking that action; and

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on the Subordinated Notes on or after its due date. (Section 508)

AS A BOOK-ENTRY HOLDER, YOU SHOULD CONSULT YOUR BANK, BROKER OR OTHER FINANCIAL INSTITUTION FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture, or else specifying any default. (Section 1004)

Governing Law

The Indenture and the Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

The Subordinated Notes will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of DTC or its nominee. Purchasers of the Subordinated Notes may hold beneficial interests in the global securities through DTC, or through the accounts that Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) maintain as participants in DTC. For more information concerning DTC and its book-entry system, as well as Clearstream and Euroclear, see the section entitled “Legal Ownership and Book-Entry Issuance” in this prospectus supplement.

Our Relationship with the Trustee

The Bank of New York Mellon is one of our lenders and from time to time provides other banking services to us and our subsidiaries.

The Bank of New York Mellon will initially be the trustee under the Indenture and also the paying agent and the transfer agent and registrar for the Subordinated Notes. The Bank of New York Mellon also initially serves as the trustee for our senior debt securities and our junior subordinated debentures.

DESCRIPTION OF THE REPLACEMENT CAPITAL COVENANTS

We have entered into a replacement capital covenant (collectively, the “Existing RCCs”) in connection with the issuance of each of the eight series of our Junior Subordinated Debentures listed in the table below (collectively, the “Junior Subordinated Debentures”). Each Existing RCC is scheduled to terminate on the date set forth opposite the title of the relevant series of Junior Subordinated Debentures below.

Title of Securities	Scheduled Expiration Date

6.25% Series A-1 Junior Subordinated Debentures	March 15, 2067

5.75% Series A-2 Junior Subordinated Debentures	March 15, 2047

4.875% Series A-3 Junior Subordinated Debentures	March 15, 2047

6.45% Series A-4 Junior Subordinated Debentures	June 15, 2057

7.70% Series A-5 Junior Subordinated Debentures	December 18, 2057

8.175% Series A-6 Junior Subordinated Debentures	May 15, 2068

8.000% Series A-7 Junior Subordinated Debentures	May 22, 2048

8.625% Series A-8 Junior Subordinated Debentures	May 22, 2048

In each Existing RCC, we covenanted, for the benefit of holders of a designated series of our long-term indebtedness that ranks senior to the Junior Subordinated Debentures, that we would not repay, redeem or purchase the applicable Junior Subordinated Debenture, and would cause our subsidiaries not to purchase them, before the scheduled termination date of that Existing RCC, unless we issue certain replacement capital securities. Pursuant to the terms of each Existing RCC, upon their issuance the Subordinated Notes will become the “covered debt” under each Existing RCC. Since we issued the Junior Subordinated Debentures, certain rating agencies have changed how they evaluate replacement capital covenants for purposes of ascribing equity credit to hybrid securities such as the Junior Subordinated Debentures. At the time of the issuance of the Subordinated Notes, we intend to amend each Existing RCC to delete all of the covenants that currently restrict our ability to repay, redeem or purchase the applicable series of the Junior Subordinated Debentures unless we issue certain replacement capital securities, because these provisions of the Existing RCCs are no longer required to improve the equity credit ascribed to the Junior Subordinated Debentures by the rating agencies. At the same time, we intend to enter into new replacement capital covenants (the “New RCCs”) in connection with the 5.75% Series A-2 Junior Subordinated Debentures and the 4.875% Series A-3 Junior Subordinated Debentures (the “Subject JSDs”), effective as of the issuance of the Subordinated Notes, which will initially run to the benefit of the holders of the Subordinated Notes. The New RCCs will better reflect the criteria currently applied by those rating agencies which continue to consider the terms of replacement capital covenants in ascribing equity credit to hybrid securities, and will not impose restrictions on us that are no longer needed to enhance the equity credit we receive for the Subject JSDs to which they relate. We will not enter into a New RCC with respect to those series of Junior Subordinated Debentures for which we do not at this time require the additional equity credit that we might otherwise obtain or where it is no longer required to achieve the equity benefit, although we may enter into replacement capital covenants with respect to any or all of those series in the future.

By purchasing the Subordinated Notes, holders of the Subordinated Notes, as holders of the “covered debt” under each Existing RCC, are irrevocably consenting to the amendments to each Existing RCC, and represent and agree that they waive any reliance on any covenant, promise or agreement (whether express or implied) set forth in the Existing RCCs prior to those amendments, and will not take or attempt to take any action to enforce any such covenant, promise or agreement set forth in the Existing RCCs prior to those amendments. Each current and future holder of the Subordinated Notes will be deemed to have consented to such amendments and made such representations and agreements and such consent, representations and agreements will be binding on all purchasers.

Summarized below are certain proposed terms of the New RCCs. This summary is not a complete description of the New RCCs and is qualified in its entirety by the terms and provisions of each of the New RCCs. We will file the definitive versions of the New RCCs with the SEC after their execution as exhibits to a Current Report on Form 8-K. In addition, we have filed a Current Report on Form 8-K with the SEC on August 20, 2012, incorporated by reference herein, that includes the form of amendment to the Existing RCCs.

We will covenant in each New RCC for the benefit of holders of a designated series of our long-term indebtedness that ranks senior to the Subject JSDs (which will initially be the Subordinated Notes) that we will not repay, redeem or purchase, nor shall any of our subsidiaries purchase, the relevant series of Subject JSDs prior to the scheduled termination date of that New RCC, which will be the same as the scheduled termination date of the Existing RCC that it replaces (or such earlier date on which that New RCC terminates by its terms), unless, subject to certain limitations, since the date 360 days prior to the date of that repayment, redemption or purchase (the “Measurement Date”) we have received a specified amount of net cash proceeds from the sale of common stock or certain other qualifying securities that have certain characteristics that are at least as equity-like as the applicable characteristics of the respective series of Subject JSDs, or we or our subsidiaries have issued a specified amount of common stock in connection with the conversion or exchange of certain convertible or exchangeable securities. The 360-day period may be extended by the number of days on which there exist certain events that disrupt trading and/or settlement of our common stock or other qualifying securities, as described in the New RCCs. Each New RCC will terminate prior to its scheduled termination date if (i) the applicable series of Subject JSDs is no longer outstanding and we have fulfilled our obligations under the New RCC or they are no longer applicable, as described below, (ii) the holders of a majority of the then-outstanding principal amount of the then-effective series of covered debt consent or agree to the termination of the New RCC, (iii) we cease to have any series of outstanding debt that is eligible to be treated as covered debt under the New RCC, (iv) the applicable series of Subject JSDs is accelerated as a result of an event of default, (v) a rating agency event or a change in control event occurs (as defined in the New RCC), (vi) Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto (“S&P”) no longer assigns us a solicited rating on senior debt that we issue or guarantee, or (vii) the termination of the New RCC would have no effect on the equity credit provided by S&P with respect to the applicable series of Subject JSDs.

The promises and covenants contained in any New RCC will not apply if:

•	S&P upgrades our corporate credit rating by at least one notch above A+; or

•

we redeem the applicable series of Subject JSDs due to a tax event; or after proper notice of redemption for that series of Subject JSDs has been given to the holders, a market disruption event occurs and prevents us from raising proceeds in accordance with the requirements of the applicable New RCC to redeem that series of Subject JSDs; provided that, if during the pendency of such market disruption event we repurchase or redeem or one of our subsidiaries purchases any Subject JSDs of the applicable series in a manner that, but for the existence of the market disruption event, would not have been permitted by the New RCC, then, at such time as the market disruption event shall cease to exist, we will be required to issue common stock or other qualifying securities to raise proceeds, in accordance with requirements of the New RCC, in an amount sufficient to repurchase or redeem such Subject JSDs.

These promises and covenants also will not apply if we repurchase or redeem or one of our subsidiaries purchases up to 10% of the outstanding principal amount of any series of Subject JSDs in any one-year period; provided that no more than 25% of the outstanding principal amount of that series of Subject JSDs shall be so repurchased, redeemed or purchased in any ten-year period. Any Subject JSDs we or any of our subsidiaries acquire or hold as a result of the acquisition, consolidation or merger of any person by or into us or any of our subsidiaries, or the acquisition of all or substantially all assets of any person by us or any of our subsidiaries, will be deemed not to be or have been repurchased, redeemed or purchased by us or any of our subsidiaries for purposes of this provision, and will not be counted in determining whether such thresholds have been met.

We may amend or supplement any New RCC from time to time after obtaining the consent of the holders of a majority of the then-outstanding principal amount of the then-effective series of covered debt. We may also amend or supplement any New RCC from time to time without such consent if any of the following apply:

•

the amendment eliminates common stock or certain other securities as replacement securities, if, after the date of such New RCC, an accounting standard or interpretive guidance of an existing accounting standard, issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States or other appropriate jurisdiction, as applicable, followed by us becomes effective or applicable to us such that there is more than an insubstantial risk that the failure to eliminate common stock or such other securities would result in a reduction in our fully diluted earnings per share as calculated in accordance with generally accepted accounting principles (“EPS”), or we otherwise have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to eliminate common stock or such other securities as replacement securities would result in a reduction of our fully diluted EPS;

•

the sole effect of the amendment or supplement is either (A) to impose additional restrictions on our ability to redeem or purchase the Subject JSDs or the ability of any of our subsidiaries to purchase the Subject JSDs, or (B) to impose additional restrictions on, or to eliminate certain of, the types of securities qualifying as replacement securities (other than those covered by the preceding bullet point) and in each case one of our officers has delivered to the holders of the then-effective series of covered debt a written certificate to that effect;

•	the amendment or supplement extends the termination date of the New RCC; or

•

the amendment or supplement is not materially adverse to the holders of the then-effective series of covered debt and one of our officers has delivered to the holders of the then-effective series of covered debt a written certificate stating that, in his or her determination, the amendment or supplement is not materially adverse to the holders of the then-effective series of covered debt.

Our covenants in the New RCCs will initially run to the benefit of the holders of the Subordinated Notes, but the Subordinated Notes will cease to be covered debt, and those holders will not be entitled to the benefit of the New RCCs, beginning two years prior to the stated maturity of the Subordinated Notes or such earlier date as the outstanding principal amount of the Subordinated Notes is less than $100,000,000 as a result of any redemption or repurchase of Subordinated Notes by us or our subsidiaries. The New RCCs are not intended for the benefit of holders of any Subject JSDs and may not be enforced by them, and the New RCCs are not a term of any Subject JSDs or the related subordinated indenture or supplemental indentures under which they were issued. The New RCCs are also not a term of the Subordinated Notes or the related indenture or supplemental indenture under which they will be issued; they are separate contractual arrangements of ours.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered securities issued in global — i.e., book-entry — form. First, we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

The Subordinated Notes will be represented by one or more global securities representing such securities. We refer to those who have Subordinated Notes registered in their own names, on the books that we or the trustee maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the Subordinated Notes. We refer to those who, indirectly through others, own beneficial interests in Subordinated Notes that are not registered in their own names as indirect owners of Subordinated Notes. As we discuss below, indirect owners are not legal holders, and investors in Subordinated Notes will be indirect owners.

Book-Entry Owners

As discussed above under “Description of the Subordinated Notes — Book-Entry System,” we will issue the Subordinated Notes in book-entry form only. This means the Subordinated Notes will be represented by one or more global securities registered in the name of DTC, which holds them as depositary on behalf of participating institutions, including Clearstream and Euroclear. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under the Indenture, only the person in whose name a security is registered on the records of the registrar is recognized as the holder of that security. Consequently, we will recognize only DTC as the holder of the securities and we will make all payments on the Subordinated Notes, including deliveries of any property other than cash, to DTC. DTC passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. DTC and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the Subordinated Notes.

As a result, investors will not own the Subordinated Notes directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in DTC’s book-entry system or holds an interest through a participant. As long as the Subordinated Notes are issued in global form, investors will be indirect owners, and not holders, of the Subordinated Notes.

Street Name Owners

We may terminate an existing global security. In that case, investors may choose to hold the Subordinated Notes in their own names or in street name. Subordinated Notes held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those Subordinated Notes through an account he or she maintains at that institution.

For Subordinated Notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the Subordinated Notes are registered as the holders of those Subordinated Notes and we will make all payments on the Subordinated Notes, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold Subordinated Notes in street name will be indirect owners, not holders, of the Subordinated Notes.

Legal Holders

Our obligations, as well as the obligations of the trustee under the Indenture and the obligations, if any, of any third parties employed by us or the trustee, run only to the holders of the Subordinated Notes. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the Indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the Indenture — we would seek the approval only from the holders, and not the indirect owners, of the Subordinated Notes. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus supplement, we mean all purchasers of the Subordinated Notes. When we refer to “your securities” in this prospectus supplement, we mean the Subordinated Notes in which you will hold an indirect interest.

Special Considerations for Indirect Owners

If you hold Subordinated Notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you Subordinated Notes registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the Subordinated Notes if there were a default or other event triggering the need for holders to act to protect their interests; and

•	how DTC’s rules and procedures will affect these matters.

Special Considerations for Global Securities

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Considerations for Global Securities.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

As discussed above, the Subordinated Notes will be issued in global form only. Therefore, the Subordinated Notes will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Special Situations When the Global Security Will Be Terminated.” If termination occurs, we may issue the Subordinated Notes through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of Subordinated Notes and instead deal only with the depositary that holds the global security.

Because the Subordinated Notes are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the Subordinated Notes to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the Subordinated Notes, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the Subordinated Notes and protection of his or her legal rights relating to the securities, as we describe above under “— Who is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the Subordinated Notes to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the Subordinated Notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. Neither we nor the trustee supervise the depositary in any way;

•

The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Special Situations When the Global Security Will Be Terminated

In a few special situations described below, the global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the Subordinated Notes it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions, to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for the global securities, and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate the global securities; or

•	if an event of default has occurred with regard to the Subordinated Notes and has not been cured or waived.

In any such instance, an owner of a beneficial interest in the global securities will be entitled to physical delivery of the Subordinated Notes represented by the global securities equal in principal amount to that beneficial interest and to have those Subordinated Notes registered in its name. Subordinated Notes so issued will be in definitive registered form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subordinated Notes so registered can be transferred by presentation for registration of transfer to the transfer agent at its New York office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or its attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Subordinated Notes.

If a global security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the Subordinated Notes represented by the global security will be registered and, therefore, who will be the holders of those Subordinated Notes.

Considerations Relating to DTC

DTC has informed us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual acquirer of new securities is in turn to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except in the limited circumstances described above under “— Special Considerations for Global Securities.”

To facilitate subsequent transfers, the securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of those payments to the beneficial owners are the responsibility of direct and indirect participants.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment. Euroclear and Clearstream may hold interests in the global security as participants in DTC.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the Subordinated Notes we are offering. It applies to you only if you acquire Subordinated Notes in the offering at the offering price and you hold your Subordinated Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Subordinated Notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns Subordinated Notes as part of a straddle or conversion transaction for tax purposes,

•	a person that is subject to the Alternative Minimum Tax,

•	a person that purchases or sells Subordinated Notes as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Subordinated Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Subordinated Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Subordinated Notes.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF PURCHASING AND OWNING THESE SUBORDINATED NOTES IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Subordinated Note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest. You will be taxed on interest on your Subordinated Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Subordinated Notes. Your tax basis in your Subordinated Note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your Subordinated Note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your Subordinated Note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax. For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of Subordinated Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Subordinated Notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a Subordinated Note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Subordinated Note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a Subordinated Note:

•

we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest to you if, in the case of payments of interest:

i.        you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

ii.        you are not a controlled foreign corporation that is related to the Company through stock ownership, and

iii.        the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

1.        you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

2.        in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

3.        the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

a.        a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

b.        a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

c.        a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Subordinated Notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

4.        the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

a.        certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

b.        to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

5.        the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the Subordinated Notes in accordance with U.S. Treasury regulations;

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your Subordinated Note.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your Subordinated Note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your Subordinated Note before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, payments of principal, premium or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your Subordinated Notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of Subordinated Notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

i.        an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

ii.        other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of Subordinated Notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Subordinated Notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of Subordinated Notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

i.        one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

ii.        such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Subordinated Notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Subordinated Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Subordinated Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Subordinated Notes are acquired and held pursuant to an applicable exemption. AIG, directly or through its affiliates, may be considered a “party in interest” or a “disqualified person” to a large number of Plans. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of a Subordinated Note. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the acquisition and disposition of the Subordinated Notes, provided that neither AIG nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied. The assets of a Plan may include the assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.

Any acquiror or holder of any Subordinated Note or any interest therein will be deemed to have represented by its acquisition and holding of the Subordinated Note that either (1) it is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring the Subordinated Note on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the Subordinated Note will not constitute or result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the Subordinated Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any acquisition or holding under Similar Laws, as applicable. Acquirors of the Subordinated Notes have exclusive responsibility for ensuring that their purchase and holding of the Subordinated Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Subordinated Note to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of the Subordinated Notes set forth opposite their names below:

Underwriters	Principal Amount of Subordinated Notes
Citigroup Global Markets Inc.	$

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Subordinated Notes included in this offering are subject to certain conditions precedent. The underwriters are committed to take and pay for all the Subordinated Notes being offered, if any are taken.

We have been advised by the representative of the underwriters that the Subordinated Notes sold by the underwriters to the public will initially be offered at the price set forth on the cover of this prospectus supplement. Any Subordinated Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the Subordinated Notes. Any such securities dealers may resell any Subordinated Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the Subordinated Notes. After the initial offering of the Subordinated Notes to the public, the underwriters may from time to time change the public offering price and other selling terms.

The Subordinated Notes are a new issue of securities with no established trading market. We do not intend to list the Subordinated Notes on any national securities exchange or to include the Subordinated Notes in any automated quotation system. We cannot assure you that the prices at which the Subordinated Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the Subordinated Notes will develop and continue after this offering. We have been advised by the underwriters that the underwriters intend to make a market in the Subordinated Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Subordinated Notes. See “Risk Factors — The trading market for the Subordinated Notes may be limited and you may be unable to sell your Subordinated Notes at a price that you deem sufficient” for a further discussion of this risk.

The underwriters intend to offer the Subordinated Notes for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the Subordinated Notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

In order to facilitate the offering of the Subordinated Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Subordinated Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Subordinated Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Subordinated Notes, the underwriters may bid for, and purchase, such Subordinated Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Subordinated Notes in the offering, if the syndicate repurchases previously distributed Subordinated Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Subordinated Notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We estimate that total out-of-pocket expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters against, and to contribute toward, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their respective affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. Certain of these relationships involve transactions that are material to us and our affiliates and for which those underwriters received significant fees. Citigroup Global Markets Inc. also acted as financial advisor to us in connection with our January 14, 2011 recapitalization.

As previously announced, we have been conducting a comprehensive review of our dealings with the counterparties with which we did securities and related business before and during the recent financial crisis to determine if those counterparties harmed us by their conduct. These counterparties include a large number of financial institutions, including many of the underwriters and various of their affiliates. In connection with this review, we have entered into agreements with a number of such counterparties, including the representative, tolling the statute of limitations in respect of certain claims we may have against those counterparties and, in some cases, that the counterparties may have against us.

Selling Restrictions

No action has been or will be taken by us that would permit a public offering of Subordinated Notes, or possession or distribution of this prospectus supplement or the accompanying prospectus or any other offering or publicity material relating to the Subordinated Notes, in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the Subordinated Notes may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering or publicity material relating to any of the Subordinated Notes may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of any series of Subordinated Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by AIG for any such offer; or

(c)        in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Subordinated Notes shall result in a requirement for AIG to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Subordinated Notes to the public,” or any similar expression, in relation to any Subordinated Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Subordinated Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Subordinated Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/ EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(i)        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Subordinated Notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(ii)        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation the Subordinated Notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that:

(a)        it has not offered or sold and will not offer or sell any Subordinated Notes by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and

(b)        it has not issued or had in its possession for the purpose of issue, and will not issue or have in its possession for the purpose of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to any Subordinated Notes, which advertisement, invitation or document relating to such Subordinated Notes is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Subordinated Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

None of the Subordinated Notes has been or will be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”) and each underwriter has represented and agreed that it will not offer or sell any Subordinated Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that (a) it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any Subordinated Notes, (b) has not offered or sold and will not offer or sell any Subordinated Notes, and (c) has not made and will not make any Subordinated Notes to be the subject of an invitation for subscription or purchase, whether directly or indirectly, in each of the cases of (a) to (c), to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Subordinated Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4(A) of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Subordinated Notes pursuant to an offer made under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Notice to United Kingdom and European Union Investors

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons in (i), (ii) and (iii) above together being referred to as “relevant persons”). The Subordinated Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Subordinated Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents. Persons distributing this document must satisfy themselves that it is lawful to do so.

In any EEA Member State that has implemented Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive (or Directive 2010/73/EU), to the extent implemented in any Member State, together with any applicable implementing measures in any Member State, the “Prospectus Directive”), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Subordinated Notes in any Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus supplement for offers of Subordinated Notes. Accordingly any person making or intending to make any offer in that Relevant Member State of Subordinated Notes which are the subject of the placement contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for AIG, the representative or any other underwriter to publish a prospectus supplement pursuant to Article 3 of the Prospectus Directive or supplement a prospectus supplement pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. None of AIG, the representative or any other underwriter has authorized, nor do they authorize, the making of any offer of any Subordinated Notes in circumstances in which an obligation arises for AIG, the representative or any other underwriter to publish or supplement a prospectus supplement for such offer.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires, any Subordinated Notes in the offering contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with the representative, each of the other underwriters and AIG that:

(a)        it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)        in the case of any Subordinated Notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the Subordinated Notes acquired by it in the offer hereby have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative and underwriters has been given to the offer or resale; or (ii) where the Subordinated Notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Subordinated Notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation, the expression an “offer” in relation to any Subordinated Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Subordinated Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Subordinated Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

VALIDITY OF THE SUBORDINATED NOTES

The validity of the Subordinated Notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has from time to time provided, and may provide in the future, legal services to AIG and its affiliates.

EXPERTS

The consolidated financial statements and the financial statement schedules incorporated in this prospectus supplement by reference to AIG’s Current Report on Form 8-K dated May 4, 2012 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to AIG’s Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of AIA Group Limited incorporated in this prospectus supplement by reference to AIG’s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance upon the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

American International Group, Inc.

Subordinated Debt Securities

Junior Subordinated Debentures

American International Group, Inc. (AIG) may offer to sell subordinated debt securities or junior subordinated debentures. Any series of subordinated debt securities or junior subordinated debentures may be convertible into or exercisable or exchangeable for other securities of AIG or debt or equity securities of one or more other entities. AIG may offer and sell subordinated debt securities or junior subordinated debentures from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering.

This prospectus consists of this cover page. A prospectus supplement or prospectus supplements will describe the general terms that may apply to these securities, as well as the specific terms of any securities to be offered, and the specific manner in which they may be offered. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” contained or incorporated by reference in the Prospectus Supplement to read about certain factors you should consider before buying the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AIG may offer and sell these securities directly to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis.

The date of this prospectus is June 29, 2012.

$

American International Group, Inc.

    % Subordinated Notes due 2015

PROSPECTUS SUPPLEMENT

Citigroup

August     , 2012